Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Con-way Inc. Administrative Committee
Con-way Retirement Savings Plan

We consent to the incorporation by reference in the registration statements (Nos. 333-92399, 333-102749, and 333-162845) on Form S-8 of Con-way Inc. of our report dated June 25, 2010, with respect to the statement of net assets available for benefits of the Con-way Retirement Savings Plan as of December 31, 2008 which report appears in the December 31, 2009 annual report for Form 11-K of the Con-way Retirement Savings Plan.

/s/ KPMG LLP

Portland, Oregon
June 25, 2010